CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-88782) and the related prospectus of Duty Free International for the registration of 48,193 shares of its common stock, and to the incorporation by reference therein in our report dated April 15, 1994, except for Note 21, as to which the date is June 17, 1994, with respect to the consolidated financial statements of Inflight Sales Group Limited included in the Duty Free International Current Report on form 8K dated June 20, 1994 filed with the Securities and Exchange Commission.








                                        ERNST & YOUNG



Wanchai, Hong Kong
APRIL 13, 1995